Exhibit 3(a)

                       CERTIFICATE OF AMENDMENT TO RESTATED ARTICLES
                             OF INCORPORATION, AS AMENDED, OF
                                WESTERN RESOURCES, INC.



     We, John E. Hayes, Jr., Chairman of the Board and Chief Executive Officer and Richard D. Terrill, Secretary of Western Resources, Inc., a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board adopted resolutions setting forth the following amendment to the Restated Articles of Incorporation and declaring its advisability:

          Article VI, Section A. to be amended by the deletion of paragraph 6(c) subsection (iii) and renumber the remaining subsections of Article VI.A.6(c).

               We further certify that thereafter, pursuant to said resolution, and in accordance with the by-laws of the corporation and the laws of the State of Kansas, pursuant to notice and in accordance with the statutes of the State of Kansas, the shareholders at a meeting duly convened considered the proposed amendment.
               We further certify that at the meeting two-thirds of the shares of preferred stock entitled to vote and a majority of common and preferred shares together entitled to vote, voted in favor of the proposed amendment.
               We further certify that the amendment was duly adopted in accordance with the provision of K.S.A. 17-6602, as amended.
               We further certify that the capital of said corporation will not be reduced under or by reason of said amendment.
               IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of said corporation the 14th day of May, 1996.





                                                       ________________________
                                                       John E. Hayes, Jr.

          Chairman of the Board and
          Chief Executive Officer
                                                       ________________________
          Richard D. Terrill
                                                       Secretary



          State of Kansas     )
                         )  ss.
          County of Shawnee   )

               Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared John E. Hayes, Jr., Chairman of the Board and Chief Executive Officer, and Richard D. Terrill, Secretary of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate and duly acknowledge that execution of the same this 14th day of May, 1996.

                                   ________________________
                                   Notary Public